CENTRAL HUDSON GAS & ELECTRIC CORPORATION

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Dividends	EXHIBIT (12)(I)(I)

		2008		2007	Year Ended December 31,

		3 Months Ended March 31	12 Months Ended March 31	3 Months Ended March 31	2007	2006	2005	2004	2003

	Earnings: ($000)
A.	Net Income	$11,747	$31,812	$13,371	$33,436	$34,871	$35,635	$38,648	$38,875
B.	Federal & State Income Tax	8,262	20,160	8,428	20,326	21,528	23,936	28,426	26,981

C.	Earnings before Income Taxes	$20,009	$51,972	$21,799	$53,762	$56,399	$59,571	$67,074	$65,856

D.	Fixed Charges
	Interest on Mortgage Bonds	0	0	0	0	0	0	0	570
	Interest on Other Long-Term Debt	5,089	19,250	4,492	18,653	16,425	13,826	11,488	10,699
	Other Interest	1,014	4,400	992	4,378	3,622	2,577	5,517	9,828
	Interest Portion of Rents (1)	245	923	220	898	818	835	954	768
	Amortization of Premium & Expense on Debt	244	962	245	963	991	1,043	1,066	1,159

	Total Fixed Charges	$6,592	$25,535	$5,949	$24,892	$21,856	$18,281	$19,025	$23,024

E.	Total Earnings	$26,601	$77,507	$27,748	$78,654	$78,255	$77,852	$86,099	$88,880

	Preferred Dividend Requirements:
F.	Allowance for Preferred Stock Dividends Under IRC Sec. 247	$242	$970	$242	$970	$970	$970	$970	$1,387
G.	Less Allowable Dividend Deduction	(31)	(126)	(32)	(127)	(127)	(127)	(127)	(127)

H.	Net Subject to Gross-up	211	844	210	843	843	843	843	1,260
I.	Ratio of Earnings before Income Taxes to Net Income (C/A)	1.703	1.634	1.630	1.608	1.617	1.672	1.736	1.694

J.	Pref. Dividend (Pre-tax) (H x I)	359	1,379	342	1,356	1,363	1,409	1,463	2,134
K.	Plus Allowable Dividend Deduction	31	126	32	127	127	127	127	127

L.	Preferred Dividend Factor	390	1,505	374	1,483	1,490	1,536	1,590	2,261
M.	Fixed Charges (D)	6,592	25,535	5,949	24,892	21,856	18,281	19,025	23,024

N.	Total Fixed Charges and Preferred Dividends	$6,982	$27,040	$6,323	$26,375	$23,346	$19,817	$20,615	$25,285

O.	Ratio of Earnings to Fixed Charges (E/D)	4.0	3.0	4.7	3.2	3.6	4.3	4.5	3.9

P.	Ratio of Earnings to Fixed Charges and Preferred Dividends (E/N)	3.8	2.9	4.4	3.0	3.4	3.9	4.2	3.5

(1)	The percentage of rent included in the fixed charges calculation is a reasonable approximation of the interest factor.